Exhibit 99.1

Susquehanna Bank Names Gregory A. Duncan as President and CEO

LITITZ, Pa.--(BUSINESS WIRE)--September 22, 2014--Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ: SUSQ) has announced the appointment of Gregory A. Duncan as President and Chief Executive Officer of Susquehanna Bank, effective October 10, 2014. Andrew Samuel has resigned from those positions, effective October 10, in order to relocate for personal and family reasons.

Duncan, currently Executive Vice President of Susquehanna Bancshares, Inc., also will assume the role of President of the holding company.

“During Greg’s 24-year career with Susquehanna, he has held key roles leading front-line banking teams as well as our operational support departments,” said William J. Reuter, Susquehanna Bancshares’ Chairman and Chief Executive Officer. “His expertise in the industry, ability to guide teams and dedication to the ideals of community banking will serve him well as he assumes leadership of Susquehanna Bank.”

“In addition,” Reuter said, “Greg’s in-depth knowledge of our company will provide continuity as we build on the momentum we’ve established toward our strategic goals for deposit, loan and noninterest income growth, as well as enhancing the customer experience, employee engagement and risk management.”

Samuel joined Susquehanna in February 2012 when the company acquired Tower Bancorp Inc., where he was Chairman and Chief Executive Officer.

“Andrew has provided strong leadership in integrating Susquehanna and Tower after the merger, helping to chart our strategic direction, and recruiting additional talent to our management team,” Reuter said. “We are grateful for his many contributions to our company and the communities we serve, and we wish him well in the future.”

Prior to serving as Executive Vice President and Chief Operating Officer, Duncan held numerous leadership roles at Susquehanna, including serving as President and Chief Executive Officer of the company’s predecessor bank that served central Pennsylvania.

“With guidance from Andrew and leaders across the company, we’ve been advancing Susquehanna’s corporate culture, focusing on the experience we offer to customers and employees and how that contributes to our growth,” Duncan said. “As I take on new responsibilities, I see this as an opportunity to reinforce our commitment to work together as a team to provide value in all that we do -- from the products we offer our customers to the investment we offer our shareholders to the role we play in building economic strength in our local communities.”

Duncan has 30 years of experience in the banking industry, having started his career at Mellon Bank. He is a graduate of Eastern Washington University, Cheney, WA, with a bachelor’s degree in international affairs. He received his master’s degree in international management from the American Graduate School of International Management, Glendale, AZ, with a concentration in banking and finance. Duncan also served in the U.S. Air Force.

Susquehanna is a financial services holding company with assets of approximately $18.5 billion. Headquartered in Lititz, Pa., Susquehanna provides banking and financial services at 245 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $8.0 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested through Susquehanna’s website at www.susquehanna.net.

CONTACT:
Susquehanna Bancshares, Inc.
INVESTOR RELATIONS CONTACT:
Jason H. Weber, Director of Investor Relations
717-626-9801
or
MEDIA RELATIONS CONTACT:
Stephen Trapnell, Director of Corporate Communications
717-625-6548